EXHIBIT 5.1

                                RUBIN AND RUDMAN LLP
                               COUNSELLORS AT LAW
               50 ROWES WHARF  - BOSTON, MASSACHUSETTS 02110-3319
       (617) 330-7000 - FACSIMILE: (617) 439-9556 - FIRM@RUBINRUDMAN.COM


August 6, 2003


DataMEG Corp.
20 Park Plaza, Suite 463
Boston, MA 026116


Gentlemen and Ladies:

         At your request, this firm has acted as counsel for DataMEG Corp., a New York corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form SB-2 of even date (the "Registration Statement") under the Securities Act of 1933, as amended.

         This firm has examined the Restated Certificate of Incorporation, and amendments thereto, the By-Laws of the Company, and the record of the Company's corporate proceedings concerning the registration described above. In addition, this firm has examined such other certificates, agreements, documents and papers, and has made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinions set forth in this letter. In these examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.

        For the purposes of this opinion, we have relied upon the representations of factual matters contained in the Registration Statement and the representations of the Company, including those representations made by the Company to the undersigned in that certain Officer's Certificate dated August 6, 2003, and have made no independent investigation of such factual matters; however, we are not aware of any facts which would cause us to question the accuracy of such representations.

        In addition, we have relied upon the representations of Fidelity Transfer Company, Stock Transfer Agent of the Company, of even date, as to the number of the Company's shares issued and outstanding as of the date hereof.

       Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is the opinion of this firm that the shares of common stock subject to the registration statement have been legally issued and constitute fully paid and non-assessable shares of the company's common stock.

       We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

      This opinion is to be used solely for the purpose of the registration of the shares covered by the Registration Statement, and may not be used for any other purpose.

                                                Very truly yours,

                                                /s/

                                                Rubin and Rudman LLP